Exhibit 5.3

Goodwin Procter (UK) LLP 10-15 Newgate St London EC1A 7AZ goodwinlaw.com +44 (0) 20 7447 4200

7 October 2024
COMPASS Pathways plc
3rd Floor, 1 Ashley Road
Altrincham, Cheshire
United Kingdom, WA14 2DT
Ladies and Gentlemen:
COMPASS Pathways plc – Prospectus – Exhibit 5.3
We have acted as English law advisers to COMPASS Pathways plc, a public limited company incorporated in England and Wales with registered number 12696098 (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus (the “ATM Prospectus”) to the Company’s base prospectus dated 7 October 2024 (the “Prospectus”), pursuant to the U.S. Securities Act 1933, as amended (the “Securities Act”).
The ATM Prospectus relates to the offering by the Company of up to US$93,512,230 in ordinary shares, nominal value £0.008 per share of the Company (the “Ordinary Shares”) (the “Offering” and the Ordinary Shares allotted and issued in connection therewith, being the “Shares”), which may be represented by American Depositary Shares (the “ADSs”). The Ordinary Shares are being offered and sold by the sales agent named in, and pursuant to, sales agreement among the Company and such sales agent (the “Sales Agreement”).
The sale of any ADSs by the Company pursuant to the ATM Prospectus will constitute an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. The Company’s ADSs are listed on The Nasdaq Global Select Market under the symbol "CMPS".

1.INTRODUCTION
1.1Purpose
In connection with the preparation and filing of the ATM Prospectus, to which this letter is attached as an exhibit, with the SEC pursuant to the Securities Act, we have been asked to provide opinions on certain matters, as set out below. We have take instruction in this regard solely from the Company.
1.2Defined terms and headings
In this letter:
(a)capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the ATM Prospectus unless a contrary indication appears;
(b)headings are for ease of reference only and shall not affect interpretation; and
(c)the term "Shares" shall include any Ordinary Shares represented by additional ADSs registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the Offering contemplated by the ATM Prospectus.

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at 10-15 Newgate St, London EC1A 7AZ. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America

COMPASS Pathways plc
7 October 2024

1.3Legal review
For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate to give the opinions set forth in this letter. We have reviewed such documents and conducted such enquiries and searches as we have considered appropriate to give the opinions set forth in this letter, including the following documents and the following enquiries and searches:
(a)an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 7 October 2024 at 09:35 a.m. (London time);
(b)an enquiry of the Central Index of Winding Up Petitions, London 7 October 2024 at 10:14 a.m. (London time) ((a) and (b) together, the "Searches");
(c)an executed copy of the print of the resolutions passed by the shareholders of the Company at the annual general meeting held on 9 May 2024 approving, inter alia, the allotment of shares by the directors, or the granting of rights to subscribe for, or to convert any security into, shares on a non-preemptive basis up to an aggregate nominal amount of £820,100 (the "Shareholder Resolutions");
(d)a copy of the final minutes of a meeting of the board of directors of the Company (the “Directors” or the “Board”) held on 2 October 2024 (the “Board Meeting”) pursuant to which it was resolved, inter alia, (i) that the Offering be approved in principle; (ii) that the Company be authorised to issue for sale the offered ADSs in accordance with the offer terms set out in the ATM Prospectus; and (iii) to appoint a committee of the Board with delegated authority to effect the Offering (the “Board Resolutions” and, together with the Shareholder Resolutions, the “Corporate Approvals”);
(e)a copy of the current articles of association of the Company adopted on 22 September 2020 by a special resolution passed on 11 September 2020 (the "Current Articles") and copies of the certificate of incorporation dated 24 June 2020 and certificate of change of name and re-registration of a private company as a public company dated 21 August 2020;
(f)a copy of the Registration Statement, as amended; and
(g)a copy of the ATM Prospectus filed with the SEC on 7 October 2024, together, the “Documents” and each a “Document”. We express no opinion as to any agreement, instrument or document other than the Documents and then only as expressly specified in this letter.
1.4Applicable law
This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts, including the laws of the European Union to the extent having the force of law in England, as at today’s date. In particular:

COMPASS Pathways plc
7 October 2024

(a)we have not investigated the laws of any country other than England and we express no opinion in this letter on the laws of any jurisdiction other than England and we assume that no foreign law affects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the ATM Prospectus, the Prospectus, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and
(b)we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters.
1.5Assumptions and reservations
The opinions given in this letter are given on the basis of each of the assumptions set out in schedule 1 (Assumptions) and are subject to each of the reservations set out in schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.
2.OPINION
Subject to paragraph 1 (Introduction), the other matters set out in this letter and its schedules and the following:
(a)the Company is a public limited company duly incorporated under English law and the Searches revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver or administrator in respect of it or any of its assets; and
(b)the Shares, when issued and sold as contemplated in the ATM Prospectus, the Prospectus and any related prospectus supplement(s) and in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement, will be duly and validly authorised and issued (subject in each case to the receipt of valid consideration by the Company for the issue thereof), fully paid or credited as fully paid and will not be subject to any call for payment of further capital.
3.EXTENT OF OPINIONS
We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated thereby.
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

COMPASS Pathways plc
7 October 2024

4.DISCLOSURE AND RELIANCE
This letter is addressed to you in connection with the ATM Prospectus. We consent to the filing of this letter as an exhibit to the ATM Prospectus. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.
Yours faithfully

/s/ Goodwin Procter (UK) LLP

Goodwin Procter (UK) LLP

COMPASS Pathways plc
7 October 2024

SCHEDULE 1

ASSUMPTIONS
The opinions in this letter have been given on the basis of the following assumptions:
(a)the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;
(b)that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office they claim to hold;
(c)that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;
(d)that each of the individuals who signs as, or otherwise claims to be, a Director or officer of the Company is the individual whom they claim to be and holds the office they claim to hold;
(e)that there is no agreement or arrangement which modifies, supersedes or is inconsistent with any Document;
(f)the accuracy as to factual matters of each document we have reviewed;
(g)that the current articles referred to in paragraph 1.3(e) of this letter remain in full force and effect and no alteration has been made or will be made to such articles of association, in each case prior to the date of allotment and issue of the Shares (the "Allotment Date") or any other securities;
(h)on the Allotment Date, the Company will comply with all applicable laws, and will have all necessary corporate and other power, authority and capacity, in order to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;
(i)valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company;
(j)that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the Allotment Date;
(k)that the ATM Prospectus, as finally amended, has become effective under the US Securities Act;
(l)that the Shares are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom;

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7 October 2024

(m)prior to the issuance and/or allotment of any Shares, an appropriate prospectus supplement with respect to the relevant Shares will be prepared, delivered and filed in compliance with the US Securities Act and the rules and regulations thereunder;
(n)that any issuance of securities, or any allotment of Shares, which occurs after the date of this opinion is done in accordance with the terms and limits prescribed by the Corporate Approvals and any other restrictions imposed by the Board or the members of the Company after the date of this letter;
(o)that any minutes of the meetings of the Directors or the written resolutions of the Directors provided to us in connection with the giving of the opinions in this letter reflect a true record of the proceedings described in them in duly convened, constituted and quorate meetings in which all constitutional, statutory and other formalities (including as required by the current articles) were duly observed, and the resolutions set out in the minutes or written resolutions were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;
(p)that the resolutions set out in the Shareholder Resolutions were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date and that, prior to the Allotment Date, the Company has not allotted shares or granted rights to subscribe for, or to convert any security into, shares pursuant to the Shareholder Resolutions which would, when aggregated with the allotment of the Shares in connection with the Offering, result in the Directors exceeding the limits set out in the Shareholder Resolutions;
(q)that if the number of Shares, or other securities capable of being converted into Shares, to be allotted and issued in connection with the Offering, exceeds the limits set out in the Shareholder Resolutions, such new Shares shall be allotted and issued pursuant to an authority and power granted to the directors pursuant to section 551 and section 570 or 571 of the Companies Act 2006 at a general meeting of the Company duly convened and held at which all constitutional, statutory and other formalities will be duly observed, a quorum of shareholders will be present throughout and the relevant resolutions will have been duly passed and will not have been revoked or varied and will remain in full force and effect, and that all filings required to be made with Companies House in connection therewith will have been made within the relevant time limits;
(r)that in relation to the allotment and issue of the Shares, the Directors have acted and will act in the manner required by sections 171 to 174 of the Act, and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;
(s)that, in relation to each meeting of the Directors, each provision contained in the Act or the current articles relating to the declaration of the directors’ interests or the power of the interested directors to vote and to count in the quorum was or will be duly observed;
(t)that the Directors and appropriate officers of the Company have taken all necessary corporate action to approve the allotment and issue of the Shares and all ancillary matters relating thereto;
(u)that the Shares will be sold or allotted and issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement;

COMPASS Pathways plc
7 October 2024

(v)that the Shares when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of Shares maintained for this purpose, in accordance with the then operative articles and all applicable laws (for the avoidance of doubt, as in force at all relevant times);
(w)prior to the Allotment Date, the directors of the Company, including the price committee or other appropriate committee appointed thereby, and appropriate officers of the Company will have taken all necessary corporate action to approve the allotment and issue of the Shares and related matters;
(x)following the date of this letter and prior to the issue of the Shares, the Company will validly enter into the Sales Agreement (as defined above);
(y)that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended ("FSMA") or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;
(z)that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 1.3 (above) or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 1.3 (above) or any obligation therein or otherwise affect the opinions expressed in this letter; and
(aa)that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended, and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company); and
(ab)the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under any corporate approvals or any associated activity illegal, void or voidable.

COMPASS Pathways plc
7 October 2024

SCHEDULE 2

RESERVATIONS
The opinions in this letter are subject to the following reservations:
(a)the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions in England may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding Up Petitions in England are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;
(b)the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;
(c)if any agreement is entered into for a purpose prohibited by sections 678 and 679 of the Companies Act 2006, it will be void;
(d)we express no opinion as to matters of fact;
(e)we express no opinion as to taxation matters;
(f)we have made no enquiries of any individual connected with the Company;
(g)a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and
(h)it should be understood that we have not been responsible for investigating or verifying (i) the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the ATM Prospectus and Prospectus; or (ii) that no material facts have been omitted from it.